Exhibit 99.6

745 Seventh Avenue New York, NY 10019 United States

June 24, 2011

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated April 28, 2011, to the Board of Directors of Exelon Corporation (the “Company”), as an Annex to the joint proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of the Company, as filed by the Company on June 27, 2011 (the “Registration Statement”), relating to the proposed business combination transaction between the Company and Constellation Energy Group, Inc. and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “Summary—Recommendation of the Board of Directors of Exelon Corporation—Opinions of Financial Advisors to Exelon Corporation—Opinion of Barclays Capital,” “The Merger—Background of the Merger,” “The Merger—Opinions of Financial Advisors to Exelon—Opinion of Barclays Capital”.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

BARCLAYS CAPITAL INC.

By:/s/    John Lange

Name: John Lange

Title: Managing Director